Exhibit (d)(8)

Execution Version

FIFTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

AMERICAN MIDSTREAM PARTNERS, LP

NOTICE OF CONVERSION

This Notice of Conversion is executed by the undersigned holder (the “Holder”) in connection with the conversion of Series C Preferred Units of American Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), pursuant to the terms and conditions of that certain Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, as amended (the “Partnership Agreement”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Partnership Agreement.

Conversion: In accordance with and pursuant to the Partnership Agreement, the Holder hereby elects to convert the number of Series C Preferred Units indicated below into Common Units of the Partnership in accordance with the terms of the Partnership Agreement (the “Conversion”).

Series C Preferred Units Held Prior to Conversion: 9,795,064

Series C Preferred Units Being Converted Hereby: 9,795,064

Common Units Due: 9,808,777

Series C Preferred Units Held after Conversion: 0

Name(s) for Common Unit Book Entry: Magnolia Infrastructure Holdings, LLC

Waiver: The Holder hereby waives any and all rights it may have under the Partnership Agreement with respect to any declared but unpaid Series C PIK Preferred Unit distributions as of the effective time of the Conversion.

Authority: Any individual executing this Notice of Conversion on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Notice of Conversion on behalf of such entity.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Conversion.

HOLDER:

MAGNOLIA INFRASTRUCTURE HOLDINGS, LLC

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President
Date:	July 15, 2019

[Signature Page to Notice of Conversion - Series C Units]